Putnam Dynamic Asset Allocation Conservative Fund, 9/30/12, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  6,053
Class B	  230
Class C   423
Class M   94

72DD2 (000s omitted)

Class R	  51
Class R5  -
Class R6  -
Class Y   1,608

73A1

Class A	  0.156
Class B	  0.083
Class C	  0.085
Class M	  0.109

73A2

Class R	  0.132
Class R5  0.045
Class R6  0.046
Class Y	  0.180

74U1	(000s omitted)

Class A	  38,096
Class B	  2,641
Class C   4,998
Class M	  818

74U2	(000s omitted)

Class R	  389
Class R5  1
Class R6  1
Class Y	  9,474

74V1

Class A	  9.88
Class B	  9.81
Class C	  9.78
Class M	  9.79

74V2

Class R   10.11
Class R5  9.90
Class R6  9.90
Class Y	  9.90

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.